PROMISSORY NOTE

Date of Issuance
$1,000,000.00	December 2, 2008

FOR VALUE RECEIVED, Asianada, Inc., a Delaware corporation (the “Company”), hereby promises to pay to the order of Grupo Grandioso, LLC, with an address of 23679 Calabassas Road, Suite 773, Calabassas, CA 91302 (the “Holder”), the aggregate principal sum of One Million Dollars ($1,000,000.00), together with interest thereon from the date of this Note. Interest shall accrue on the unpaid principal balance at a rate of six percent (6%) per annum, and shall accrue on a daily basis from the date on which principal was advanced. Interest shall be calculated on the basis of a three hundred and sixty-five (365) day year.

This Note has been issued pursuant to that certain Asset Purchase Agreement, dated as of December 2, 2008 (the “Purchase Agreement”), by and among the Company, the Holder and Jeffrey Schwartz, relating to the acquisition of certain assets of the Holder, as set forth therein (the “ Purchased Assets”). Capitalized terms used herein and not otherwise defined herein shall have the respective meanings ascribed to such terms in the Purchase Agreement.

1. Payment.

(a) Subject to the conditions set forth in Section 2 hereof, the outstanding principal balance of this Note shall be payable in 36 equal installments of principal plus accrued interest on the principal amount being paid, each in the amount of $30,421.94 (each, a “Payment”), the first Payment of which, if any, shall be made following the second calendar month (February) of 2009, and any subsequent Payments, if any, shall be made following each calendar month thereafter (each, a “Payment Date”). The final Payment Date shall be following the first calendar month (January) of 2012 (the “Final Payment Date”).

(b) Payments on this Note, if any, shall be made by wire transfer of immediately available funds to an account designated by the Holder or by check sent to the Holder as the Holder may designate for such purpose from time to time by written notice to the Company, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

(c) The Company shall have the right to withhold and set off against any amount due under this Note, the amount of any claim for indemnification or payment of damages to which the Company may be entitled under the Purchase Agreement, as provided in Section 9.2 thereof.

2. Condition to Payment.

(a)  Any Payments to be made to the Holder in accordance with Section 1(a) hereof are contingent upon there being Sufficient Cash Flow generated by the Company with respect to the Purchased Assets during each monthly period until the Final Payment Date (each, a “Calendar Month”) as determined in accordance with this Section 2. For purposes of this Note, “Sufficient Cash Flow” shall mean, with respect to each Calendar Month, and with respect to the Purchased Assets, an amount equal to the cash funds derived from operations of the Purchased Assets, but less cash funds required to pay (i) current operating expenses, (ii) current liabilities (other than any payments due under this Note) and (iii) necessary capital expenditures, while maintaining a working capital cash reserve of no less than $50,000 at all times.

(b) Within 15 days of the end of the end of each Calendar Month, the Company shall deliver to the Holder a worksheet (the “Cash Flow Worksheet”) prepared by the Company (or its designee) and signed by an executive officer of the Company (other than Jeffrey Schwartz), setting forth the Company’s good faith determination of Sufficient Cash Flow for such Calendar Month. The Holder shall have the right, at the Holder’s expense, at reasonable times and upon reasonable notice, within the time period set forth below, to examine the books and records of the Company relating to the Purchased Assets to determine whether the calculation of Sufficient Cash Flow is being determined in accordance with the provisions of this Note.

(c) Upon receipt from the Company, the Holder shall have five days to review the Cash Flow Worksheet (the "Review Period"). If Holder disagrees with the Company's computation of Sufficient Cash Flow for such period, Holder may, on or prior to the last day of the Review Period, deliver a notice to the Company (the "Notice of Objection"), which sets forth its objections to the Company's calculation of Sufficient Cash Flow for the applicable period. Any Notice of Objection shall specify those items or amounts with which Holder disagrees, together with a detailed written explanation of the reasons for disagreement with each such item or amount, and shall set forth Holder’s calculation of Sufficient Cash Flow for the applicable period based on such objections. To the extent not set forth in the Notice of Objection, Holder shall be deemed to have agreed with the Company's calculation of all other items and amounts contained in the Cash Flow Worksheet. Unless Holder delivers the Notice of Objection to the Company within the Review Period, Holder shall be deemed to have accepted the Company's calculation of Sufficient Cash Flow for the applicable period and the Cash Flow Worksheet for the applicable period shall be final, conclusive and binding. If Holder delivers the Notice of Objection to Buyer within the Review Period, the Company and Holder shall, during the 10 days following such delivery or any mutually agreed extension thereof, use their commercially reasonable efforts to reach agreement on the disputed items and amounts in order to determine the amount of Sufficient Cash Flow for the applicable period. If, at the end of such period or any mutually agreed extension thereof, the Company and Holder are unable to resolve their disagreements, they shall jointly retain and refer their disagreements to an independent accounting firm mutually acceptable to the Company and Holder (the "Independent Expert"). The parties shall instruct the Independent Expert promptly to review this Section 2 and to determine solely with respect to the disputed items and amounts so submitted whether and to what extent, if any, the amount of Sufficient Cash Flow set forth in the Cash Flow Worksheet requires adjustment. The Independent Expert shall base its determination solely on written submissions by the Company and Holder and not on an independent review. The Company and Holder shall make available to the Independent Expert all relevant books and records and other items reasonably requested by the Independent Expert. As promptly as practicable but in no event later than 30 days after its retention, the Independent Expert shall deliver to the Company and Holder a report which sets forth its resolution of the disputed items and amounts and its calculation of Sufficient Cash Flow for the applicable period; provided that in no event shall Sufficient Cash Flow as determined by the Independent Expert be less than the Company's calculation of Sufficient Cash Flow set forth in the Cash Flow Worksheet nor more than Holder’s calculation of Sufficient Cash Flow set forth in the Notice of Objection. The decision of the Independent Expert shall be final, conclusive and binding on the parties. The costs and expenses of the Independent Expert shall be borne one-half by the Company and one-half by the Holder.

(d) "Final Monthly Cash Flow" means the amount of Sufficient Cash Flow for such Monthly period (i) as shown in the Cash Flow Worksheet delivered by the Company to Holder pursuant to Section 26(b), if no Notice of Objection with respect thereto is timely delivered by Holder; or (ii) if a Notice of Objection is so delivered, (A) as agreed by the Company and Holder pursuant to Section 2(c) or (B) in the absence of such agreement, as shown in the Independent Expert's calculation delivered pursuant to Section 2(c). If there is excess available cash after determining Final Monthly Cash Flow for the applicable Calendar Month (“Excess Cash”), and such Excess Cash is greater than or equal to the amount of the applicable Payment, then, within five days of the date of such determination, the amount of Excess Cash shall be deemed the amount of the applicable Payment and shall be paid to Holder for such Calendar Month; provided, however, that in no event shall the amount of such payment exceed the amount of the applicable Payment. If there is no Excess Cash for the applicable Calendar Month, then the applicable Payment shall not be made, and the amount of such Payment not so made shall remain part of the unpaid principal balance of this Note (a “Deferred Payment”). During any subsequent Calendar Month, if there is Excess Cash for such Calendar Month, then any portion of the amount of such excess may be applied towards any previous Calendar Months for which there was no Excess Cash, and in such case, if the application of such excess results in there being Excess Cash for such previous Calendar Months, then the amount of such excess shall be used to make a Deferred Payment for any such previous Calendar Month, which amount shall be paid within five days of the date on which it is deemed that there was Excess Cash to be applied for a Deferred Payment for such previous Calendar Month.

(e)  On the Final Payment Date, if any Deferred Payments continue to exist, then such Deferred Payments shall be deemed cancelled, and all previous Payments, including any Payment made on the Final Payment Date, shall collectively be deemed the full and final satisfaction and payment of this Note and this Note shall be deemed null and void thereafter.

3. Default.

(a) The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(i) Nonpayment. The Company shall fail to make, on or before the due date, in the manner required, and subject to the terms and conditions of this Note, any payment of principal, interest or any other sums due under this Note;

(ii) Insolvency. The Company shall generally not pay its debts as such debts become due, or shall admit in writing its inability to pay its debts generally, or shall make a general assignment for the benefit of creditors; or the Company shall commence any voluntary bankruptcy proceeding, or there shall be commenced against the Company by another party any such case, proceeding or other action in bankruptcy which remains unstayed, undismissed or undischarged for a period of thirty (30) days; or

(iii) The Company shall be dissolved, liquidated or reorganized.

(b) Acceleration. Upon an Event of Default, there shall immediately be due and payable to the Holder the full amount of the unpaid principal balance of this Note, plus accrued interest and all other amounts owed by the Company pursuant to this Note. All amounts under this Section 4 are due and payable without presentment, demand, protest and all other notices of any kind are hereby expressly waived by the Company.

(c) Remedies Upon Event of Default.

(i) General. Upon an Event of Default, the Holder may proceed to protect and enforce its rights as holder of this Note, and may proceed to enforce the payment of all amounts due upon this Note, and the costs and expenses of collection (including, without limitation, reasonable counsel fees and disbursements) or to enforce any other legal or equitable right as holder of this Note shall be paid by Company.

(ii) Remedies Cumulative. No remedy conferred in this Note upon the Holder is intended to be exclusive of any other remedy and each and every such remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or otherwise.

(iii) Remedies Not Waived. No course of dealing between the Company and the Holder, and no delay or failure in exercising any rights hereunder shall operate as a waiver of any of the rights of the Holder.

4. Amendments and Waivers. This Note may not be modified, amended, waived, extended, changed, discharged or terminated orally or by any act or failure to act on the part of Company, but only by an agreement in writing signed by the party against whom enforcement of any modification, amendment, waiver, extension, change, discharge or termination is sought.

5. Replacement Note. Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Note, and (in case of loss, theft or destruction) of indemnity reasonably satisfactory to it, and upon reimbursement to the Company of all reasonable expenses incidental thereto, and upon surrender and cancellation of any Note, if mutilated, the Company will make and deliver a new Note of like tenor in the principal amount of this Note then outstanding in lieu of such Note. Any Note so made and delivered shall be dated as of the date to which interest shall have been paid on the Note lost, stolen, destroyed or mutilated.

6. Successors and Assigns. This Note applies to, inures to the benefit of, and binds the successors and assigns of the parties hereto.

7. Governing Law and Venue. The Note shall be construed in accordance with the laws of the State of Delaware. The Company hereby consents to the jurisdiction of and venue in any court of competent jurisdiction in Delaware.

8. Unenforceable Provision. If any provision of this Note shall be deemed unenforceable under applicable law, such provision shall be ineffective, but only to the extent of such unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Note.

9. Notice. Any notice to the Company provided for in this Note shall be in writing and shall be given and be effective upon (i) delivery to Company, (ii) receipt if sent by facsimile transmission (with confirmation of such receipt by the sender) or (iii) mailing such notice by certified mail, return receipt requested, addressed to Company at the Company’s address stated below, or to such other address as Company may designate by written notice to Holder. Any notice to Holder shall be in writing and shall be given and be effective upon (i) delivery to Holder, (ii) receipt if sent by facsimile transmission (with confirmation of such receipt by the sender) or (iii) by mailing such notice by certified mail, return receipt requested, to Holder at the address stated above, or to such other address as Holder may designate by written notice to Company.

The Company:

Asianada, Inc.
2121 Avenue of the Stars
Suite 2550
Los Angeles, California 90067
Attention: Charles Bentz

with a copy to:

Mintz Levin Cohn Ferris Glovsky & Popeo, P.C.
666 Third Avenue
New York, New York 10017
Attention: Kenneth R. Koch, Esq.
Fax: 212-983-3115

10. Jury Trial Waiver. Each of the Company and the Holder of this Note (by accepting this Note) hereby waives, to the fullest extent permitted by applicable law, any right it may have to a trial by jury in respect to any litigation directly or indirectly arising out of, under or in connection with this Note. Each of the Company and the Holder of this Note (by accepting this Note) (A) certifies that no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver and (B) acknowledges that it and the other parties hereto have been induced to issue or accept this Note, as the case may be, by, among other things, the mutual waivers and certifications in this paragraph.

IN WITNESS WHEREOF, the Company has caused this Note to be executed and dated the day and year first above written.

ASIANADA, INC.

By:	/s/ Charles Bentz
Name:	Charles Bentz
Title:	Chief Financial Officer

Acknowledged and agreed:

GRUPO GRANDIOSO, LLC

By:	/s/ Jeffrey Schwartz

Name:	Jeffrey Schwartz

Title:	Manager